EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended December 31, 2021, Declares Quarterly Cash Distribution of $0.10 per Share

•	GAAP Net Investment Income (“GAAP NII”) was $5.9 million, or $0.08 per share, up 21% from the third quarter, providing fourth quarter distribution coverage of 80%, up from 66% in the third quarter.
•

Adjusted Net Investment Income[1] (“Adjusted NII”) was $6.2 million, or $0.08 per share, providing fourth quarter adjusted distribution coverage of 84%, consistent with the prior quarter. GAAP NII and Adjusted NII include fee and other one-time income of $0.01 per share.

•

Net Asset Value (“NAV”) decreased slightly to $349.7 million, down 0.3% from $350.9 million at the end of the third quarter, and up 11.0% from $315.0 million at the end of 2020; NAV per share decreased by 0.2% to $4.73 per share from $4.74 per share at the end of the third quarter and increased by 11.8% from $4.23 at the end of 2020.

•

Strong gross deployments of $68.5 million during the fourth quarter and $275.0 million for the full year, substantially all in senior secured debt. In the fourth quarter, 13 new portfolio companies were added, bringing total portfolio companies at year-end to 86, up from 55 at the end of 2020. Gross repayments for the fourth quarter were $75.7 million.

•

Junior capital exposure was further reduced to 7% after fully exiting the equity investment in BCIC Senior Loan Partners (“SLP”), which resulted in an additional $31.4 million cash return of capital received during the fourth quarter.

•

Net leverage of 0.56x as of December 31, 2021 was down slightly from 0.57x as of September 30, 2021, and up from 0.51x as of December 31, 2020. Total liquidity for portfolio company investments, including cash, was approximately $224 million, subject to leverage and borrowing base restrictions.

•

Under the existing share repurchase program, 119,633 shares were repurchased during the fourth quarter for approximately $0.5 million at an average price of $4.09 per share, including brokerage commissions.

New York, March 2, 2022 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on April 7, 2022 to stockholders of record at the close of business on March 17, 2022.

“2021 marked a year of significant progress for us, as we effectively completed our strategic rotation out of non-core assets, while building the portfolio for stable and long-term income generation. We believe this sets the stage for continued improvement in our financial results as we redeploy capital in senior secured loans and increase leverage to normalized levels. We continue to draw upon the power of the BlackRock platform to identify compelling new opportunities with solid risk-adjusted returns, focusing on senior secured debt and first lien loans in particular,” said James E. Keenan, Chairman and Interim CEO of the Company.

______________________________________

1Adjusted NII excludes the “hypothetical liquidation” basis capital gains incentive fee accrual required under GAAP of approximately $0.3 million in the fourth quarter and $1.3 million in the third quarter, respectively (refer to Supplemental Information for further details).

“We finished the year strong, deploying over $68 million of new capital in the fourth quarter (78% in first lien loans). For the full year 2021, gross deployments were $275 million (82% in first lien loans). During the fourth quarter, we also exited approximately $32 million of junior capital, which now comprise only 7% of our portfolio, down from 23% at the end of 2020 and 43% at the end of 2019,” Mr. Keenan added.

	Three Months Ended December 31, 2021
	$ in Millions	%
Deployments
First Lien Debt	53	78%
Second Lien Debt	13	18%
Junior Capital	2	4%
Repayments/Exits
Non-Core & Junior Capital	32	43%
Other Core Assets	44	57%

“Our strategic priorities have resulted in robust portfolio construction and diversification. Approximately 74% of the portfolio now consists of first lien investments, up from 50% at the end of 2020, and 34% at the end of 2019. We ended the year with 86 portfolio companies, up from 55 at the end of 2020 and 47 at the end of 2019. We have exceeded the target we set two years ago and have a goal of making more progress in the new year,” said Mr. Keenan.

	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2019
Portfolio Composition
First Lien Debt	74%	68%	50%	34%
Second Lien Debt	19%	20%	27%	23%
Junior Capital[1]	7%	12%	23%	43%

Portfolio Company Count	86	78	55	47
Non-Core Assets
Portfolio Company Count[2]	5	5	6	9
Fair Market Value ("FMV", in Millions)	26	26	42	120
% of investments, at FMV	5%	5%	9%	16%

______________________________________

[1]	Includes unsecured/subordinated debt and equity investments.
[2]	Excludes portfolio companies with zero FMV.

“Our net leverage increased modestly from 0.51x to 0.56x during 2021. Gross portfolio repayments of $251 million in 2021 included $124 million of desirable exits in non-core and other junior capital investments. We continue to have ample leverage capacity as we pursue disciplined portfolio growth that we expect will be accretive to NII and provide increased dividend coverage for our stockholders. Additionally, given that we have sufficient flexibility on our credit facility and that we may opportunistically approach the capital markets for a new bond issuance, we are well positioned to redeem or refinance our existing convertible bonds on or prior to their June 2022 maturity,” Mr. Keenan concluded.

Financial Highlights

	Q4 2021		Q3 2021		Q4 2020
($'s in millions, except per share data) [2]	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$5.9	$0.08	$4.9	$0.07	$7.3	$0.10
Net realized and unrealized gains/(losses)	$0.7	$0.01	$6.7	$0.09	$2.6	$0.04
Basic earnings/(losses)	$6.7	$0.09	$11.6	$0.16	$9.9	$0.14
Distributions declared	$7.4	$0.10	$7.4	$0.10	$7.2	$0.10
Net Investment Income/(loss), as adjusted[1]	$6.2	$0.08	$6.2	$0.08	$7.3	$0.10
Basic earnings/(losses), as adjusted[1]	$6.9	$0.09	$12.9	$0.17	$9.9	$0.14

______________________________________

[1]	Non-GAAP basis financial measure, excluding hypothetical liquidation basis capital gain incentive fee accrual under GAAP. See Supplemental Information.
[2]	Totals may not foot due to rounding.

	2021 Totals		2020 Totals
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$19.9	$0.27	$34.2	$0.49
Net realized and unrealized gains/(losses)	$46.6	$0.63	$(138.1)	$(1.98)
Basic earnings/(losses)	$66.5	$0.90	$(103.9)	$(1.49)
Distributions declared	$29.7	$0.40	$30.6	$0.44
Net Investment Income/(loss), as adjusted[1]	$21.4	$0.29	$34.2	$0.49
Basic earnings/(losses), as adjusted[1]	$68.0	$0.92	$(103.9)	$(1.49)

______________________________________

[1]	Non-GAAP basis financial measure, excluding hypothetical liquidation basis capital gain incentive fee accrual under GAAP. See Supplemental Information.

($'s in millions, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020

Total assets	$572.0	$575.9	$511.7
Investment portfolio, at fair market value	$552.6	$558.1	$479.0
Debt outstanding	$196.9	$201.4	$179.8
Total net assets	$349.7	$350.9	$315.0
Net asset value per share	$4.73	$4.74	$4.23
Net leverage ratio[1]	0.56x	0.57x	0.51x

_____________________________________

[1]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•	Reduced Exposure in Junior Capital:
o

During the fourth quarter, the Company received $31.4 million in cash return of capital from SLP, primarily with the proceeds of selling its remaining investments in Crown Paper (as previously disclosed), TLE Holdings and PVHC Holding. As of December 31, 2021, the Company exited its equity investment in SLP, as SLP no longer held any investments and SLP’s board of directors elected to dissolve the entity. Additionally, a final distribution of $0.7 million was made to the Company by SLP subsequent to December 31, 2021.

o

At December 31, 2021, the Company’s junior capital exposure (including unsecured/subordinated debt and equity) was further reduced to 7% of the portfolio at FMV, from 23% at December 31, 2020 and 43% at December 31, 2019. Excluding non-core assets, other junior capital exposure reduced to 6%, from 21% at December 31, 2020 and 40% at December 31, 2019.

•

Insignificant Non-core Legacy Portfolio: As of December 31, 2021, non-core legacy assets comprised less than 5% of our total portfolio at FMV, or approximately $25.9 million invested in five portfolio companies (excluding portfolio companies with zero FMV), as compared to 9% at the end of 2020 and 16% at the end of 2019. Out of the remaining non-core legacy assets, approximately 68% were income generating debt investments based on FMV as of December 31, 2021.

•

Share Repurchase Program: On November 2, 2021, the Company’s Board of Directors authorized the Company to purchase up to a total of 8,000,000 shares, effective until the earlier of November 2, 2022, or such time that all the authorized shares have been repurchased. During the fourth quarter, 119,633 shares were repurchased for $488,810 at an average price of $4.09 per share, including brokerage commissions. As of December 31, 2021, 7,906,894 shares remained authorized for repurchase. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 have totaled approximately 8.8 million shares at an average price of $6.36 per share, including brokerage commissions, for a total of $56.2 million. Since the inception of our share repurchase program through December 31, 2021, we have purchased approximately 10.6 million shares at an average price of $6.46 per share, including brokerage commissions, for a total of $68.5 million.

Fourth Quarter Financial Updates

•

GAAP NII was $5.9 million, or approximately $0.08 per share, for the three months ended December 31, 2021 (and Adjusted NII was $6.2 million or $0.08 per share). Relative to distributions declared of $0.10 per share, our NII distribution coverage was 80%, up from 66% from the third quarter; Adjusted NII distribution coverage was 84% for the fourth quarter, same as for the third quarter. As we continue to re-deploy capital into assets consistent with our core strategy, we expect our earnings power to improve in the coming quarters.

•	NAV slightly decreased to $349.7 million at December 31, 2021, down 0.3% from $350.9 million at September 30, 2021. NAV per share slightly decreased 0.2% to $4.73 per share quarter-over-quarter.
•	For the quarter ended December 31, 2021, we incurred management fees of $2.1 million, and incentive fees based on income of $0.2 million.
•

GAAP requires that the capital gains incentive fee accrual consider unrealized capital appreciation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized on a “hypothetical liquidation” basis. For the quarter ended December 31, 2021, a capital gains incentive fee of $0.3 million was accrued on that basis (refer to Supplemental Information below for further details). No amounts were due to the investment advisor for the period. There can be no assurance that such unrealized capital appreciation will actually be realized in the future, or that any accrued capital gains incentive fee will become payable under our investment management agreement or the Advisers Act. Amounts ultimately paid under the investment management agreement will be consistent with the formula reflected in the agreement.

•

Tax characteristics of all 2021 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2021 distributions included a $0.10 per share return of capital. Our return of capital distributions totaled $2.21 per share from inception to December 31, 2021. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2021, therefore no excise tax payable.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Investment deployments	$68.5	$59.9	$275.0	$143.5
Investment exits	$75.7	$193.2	$250.6	$277.6
Number of portfolio company investments at the end of period	86	55	86	55
Weighted average yield of debt and income producing equity securities, at fair market value	8.7%	8.9%	8.7%	8.9%
% of Portfolio invested in Secured debt, at fair market value	93%	77%	93%	77%
% of Portfolio invested in Unsecured debt, at fair market value	5%	13%	5%	13%
% of Portfolio invested in Equity, at fair market value	2%	10%	2%	10%
Average investment by portfolio company, at amortized cost	$7.1	$11.0	$7.1	$11.0

*Balance sheet amounts and yield information above are as of period end

•

We deployed $68.5 million during the quarter while exits and repayments totaled $75.7 million, resulting in a $7.2 million net decrease in our portfolio, primarily due to additional progress made in reducing our junior capital exposure.

▪	Deployments primarily consisted of thirteen new portfolio companies (including two acquisitions from SLP) and nine investments/funding into existing portfolio companies, which are outlined as follows:

New Portfolio Companies

▪	$7.2 million L + 8.88% second lien term loan to Astra Acquisition Corp., a provider of educational software to higher education and K-12 institutions globally;
▪

$5.5 million L + 8.00% first lien term loan and $9.7 million unfunded delayed draw term loan to SellerX Germany GmbH & Co. Kg, a Germany based consolidator of small to medium sized brands that sell through Amazon’s third-party platform;

▪	$5.4 million L + 7.00% first lien delayed draw term loan (with an additional $5.4 million unfunded) to SumUp Holdings Luxembourg S.A.R.L., a United Kingdom based global mobile point of sale provider;
▪

$3.5 million L + 7.50% second lien term loan, $1.2 million unfunded delayed draw term loan, and $2.5 million of preferred stock with 12.5% PIK to Blackbird Purchaser Inc., a distributor of technical products supporting industrial automation and motion control needs of industrial facilities;

▪

$3.2 million L + 6.50% first lien term loan, $1.9 million unfunded delayed draw term loan and $0.8 million unfunded revolver to Homerenew Buyer, Inc., a provider of home repair and remodeling services;

▪	$2.5 million L + 6.00% first lien term loan to PHRG Intermediate, LLC, a full service exterior remodeling company;
▪	$2.4 million L + 7.50% first lien term loan to Aerospike, Inc., a developer and seller of proprietary NoSQL data solutions;
▪	$2.2 million L + 7.50% second lien term loan and $0.4 million unfunded delayed draw term loan to BW Holding, Inc., a manufacturer of premium label solutions;
▪	$1.5 million L + 6.00% first lien term loan, $0.3 million unfunded delayed draw term loan and $0.1 million unfunded revolver to Integrate.com Inc., a provider of precision demand marketing software;
▪

$1.5 million L + 6.50% first lien term loan, $0.4 million unfunded delayed draw term loan and $0.1 million unfunded revolver to Zilliant Incorporated, a provider of price optimization and management software for enterprise business-to-business companies; and

▪

$1.4 million L + 6.00% first lien term loan, $0.3 million unfunded delayed draw term loan and $0.2 million revolver to Suited Connector, LLC, a digital marketing and data solutions platform, focused on lead generation within the financial services market.

Incremental Investment/Funding Primarily in the Following Existing Portfolio Companies

▪	$3.5 million of L + 7.25% first lien term loan to CareATC, Inc.;
▪	$3.2 million L + 9.00% first lien delayed draw term loan funding to Razor Group GmbH;
▪	$2.7 million of L + 8.75% first lien term loan to JobandTalent USA, Inc.;
▪	$2.0 million of L + 6.50% first lien term loan to Superman Holdings, LLC;
▪	$1.5 million L + 6.00% first lien delayed draw term loan funding to Tempus, LLC;
▪	$1.5 million of L + 8.00% first lien term loan to Metricstream, Inc.;
▪	$1.2 million L + 7.00% funding to Aras Corporation, Inc., which includes $0.8 million of first lien term loan and $0.4 million of first lien delayed draw term loan funding;

▪	$0.7 million L + 6.25% first lien revolver funding to Dude Solutions Holdings, Inc.; and
▪	$0.6 million of L + 7.25% first lien term loan to Pico Quantitative Trading, LLC.

Acquired from SLP

▪	$10.3 million L + 4.75% first lien term loan to PVHC Holding Corp., a leading provider of pressurized dispensing components including aerosol container valves and actuators; and
▪	$3.9 million L + 5.50% first lien term loan and $1.0 million fully funded delayed draw term loan to TLE Holdings, LLC, a franchisor and owner-operator of education-based childcare centers.
▪	Sales, exits, and repayments were primarily concentrated in five portfolio company investments:
▪	$31.4 million of cash proceeds (with a claim to an escrow receivable of $0.7 million) from our equity investment in SLP;
▪	$21.0 million full repayment of second lien term loan in Paragon Films, Inc.;
▪	$10.6 million full repayment of first lien term loan in Live Auctioneers, LLC;
▪	$6.4 million full repayment of first lien term loan in One Sky Flight, LLC; and
▪	$3.4 million full repayment of first lien delayed draw term loan in Peter C. Foy & Associates Insurance Services, LLC.
•

During the quarter ended December 31, 2021, there were no new non-accrual investments. As of December 31, 2021, there were three non-accrual investment positions, representing approximately 4.2% and 13.4% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to three non-accrual investment positions of approximately 4.3% and 14.0% of total debt and preferred stock investments at fair value and cost, respectively, at September 30, 2021, and as compared to four non-accrual investment positions of approximately 6.5% and 17.8% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2020. The weighted average internal investment rating of the portfolio at FMV at December 31, 2021 improved to 1.21 as compared to 1.33 at September 30, 2021 and 1.90 at December 31, 2020.

•	During the quarter ended December 31, 2021, net realized and unrealized gains were $0.7 million, primarily attributable to net appreciation in portfolio valuations during the quarter.

Liquidity and Capital Resources

•

At December 31, 2021, we had $12.8 million in cash and cash equivalents and $211.0 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $223.8 million of availability for portfolio company investments. Committed but unfunded portfolio obligations at December 31, 2021 were $49.4 million at par. We believe there is sufficient liquidity to meet all of the Company’s obligations and deploy new capital consistent with our strategy.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.56x at quarter-end, and our 276% asset coverage ratio provided the Company with additional debt capacity of $211.0 million under its asset coverage requirements, subject to borrowing capacity and borrowing base restrictions. Further, as of December 31, 2021, approximately 88% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

•	For the fourth quarter of 2021, the Company declared a cash dividend of $0.10 per share, payable on April 7, 2022 to stockholders of record at the close of business on March 17, 2022.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 3, 2022, to discuss its fourth quarter 2021 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 614-0009 or from outside the United States, +1(313) 209-7315, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital

Investment Corporation Conference Call (ID Number 2150815). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation Fourth Quarter 2021 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, March 3 and ending at 1:00 p.m. on Thursday, March 17, 2022.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 2150815.  To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2021	December 31, 2020
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $520,501,274 and $369,079,320)	$526,504,945	$354,957,936
Non-controlled, affiliated investments (cost of $5,027,616 and $20,927,907)	4,131,978	13,099,313
Controlled investments (cost of $89,097,765 and $216,768,227)	21,927,071	110,968,227
Total investments at fair value (cost of $614,626,655 and $606,775,454)	552,563,994	479,025,476
Cash and cash equivalents	12,750,121	23,332,831
Interest, dividends and fees receivable	3,671,722	2,138,304
Deferred debt issuance costs	1,511,418	1,374,115
Receivable for investments sold	690,550	5,439,507
Prepaid expenses and other assets	788,469	409,357
Total assets	$571,976,274	$511,719,590
Liabilities
Debt (net of deferred issuance costs of $425,272 and $1,360,356)	$196,875,330	$179,798,037
Payable for investments purchased	11,679,798	9,193,917
Distributions payable	7,392,972	—
Management fees payable	2,122,519	2,313,447
Income incentive fees payable	170,002	1,849,597
Accrued capital gains incentive fees	1,544,569	—
Interest and debt related payables	601,379	502,682
Accrued administrative expenses	384,225	389,064
Accrued expenses and other liabilities	1,553,507	2,662,569
Total liabilities	222,324,301	196,709,313
Net assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,478,251 and 84,478,251 issued and 73,876,987 and 74,466,665 outstanding	84,478	84,478
Paid-in capital in excess of par	852,360,178	858,079,713
Distributable earnings (losses)	(434,303,297)	(476,857,055)
Treasury stock at cost, 10,601,264 and 10,011,586 shares held	(68,489,386)	(66,296,859)
Total net assets	349,651,973	315,010,277
Total liabilities and net assets	$571,976,274	$511,719,590
Net assets per share	$4.73	$4.23

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended (Unaudited)		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$11,858,713	$8,160,377	$40,366,030	$31,426,192
Non-controlled, affiliated investments	—	117,138	11,867	474,862
Controlled investments	—	3,184,893	718,571	19,794,470
PIK interest income:
Non-controlled, non-affiliated investments	59,418	1,268,636	2,092,736	5,026,084
Non-controlled, affiliated investments	121,265	121,049	481,800	461,367
Controlled investments	—	—	—	1,053,664
Dividend income (excluding PIK):
Non-controlled, affiliated investments	—	—	71,500	—
Controlled investments	116,648	1,220,030	1,647,661	8,190,499
PIK dividend income:
Non-controlled, non-affiliated investments	15,177	—	15,177	—
Other income:
Non-controlled, non-affiliated investments	429,090	543,312	839,678	620,705
Non-controlled, affiliated investments	—	(7,377)	—	(3,055)
Controlled investments	—	3,186	—	70,712
Total investment income	12,600,311	14,611,244	46,245,020	67,115,500
Expenses:
Interest and other debt expenses	2,925,218	3,344,257	11,620,899	15,584,214
Management fees	2,122,519	2,313,447	7,784,188	10,799,832
Incentive fees on income	170,002	1,278,947	249,385	6,304,333
Incentive fees on capital gains(1)	252,617	—	1,544,569	—
Administrative expenses	384,225	389,064	1,354,283	1,457,979
Professional fees	131,039	432,544	1,100,008	1,964,252
Insurance expense	204,198	203,794	809,356	650,432
Director fees	158,125	157,500	622,500	652,250
Investment advisor expenses	87,500	87,500	350,000	350,000
Other operating expenses	230,022	374,873	1,011,273	1,433,054
Total expenses, before incentive fee waiver	6,665,465	8,581,926	26,446,461	39,196,346
Incentive fee waiver	—	(1,278,947)	(79,383)	(6,304,333)
Total expenses, net of incentive fee waiver	6,665,465	7,302,979	26,367,078	32,892,013
Net investment income(1)	5,934,846	7,308,265	19,877,942	34,223,487
Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	—	(612,107)	21,408,577	(12,941,524)
Non-controlled, affiliated investments	—	(77,952)	(7,989,591)	(43,851,965)
Controlled investments	(21,980,388)	—	(32,496,018)	(59,194,744)
Net realized gain (loss)	(21,980,388)	(690,059)	(19,077,032)	(115,988,233)
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	226,419	5,978,376	20,125,055	(2,123,600)
Non-controlled, affiliated investments	(86,942)	848,530	6,932,957	35,523,356
Controlled investments	22,565,269	(3,870,607)	38,914,666	(55,623,040)
Foreign currency translation	—	325,302	(285,360)	135,427
Net change in unrealized appreciation (depreciation)	22,704,746	3,281,601	65,687,318	(22,087,857)
Net realized and unrealized gain (loss)	724,358	2,591,542	46,610,286	(138,076,090)
Net Increase (Decrease) in Net Assets Resulting from Operations	6,659,204	9,899,807	66,488,228	(103,852,603)
Net Investment Income Per Share—basic(1)	$0.08	$0.10	$0.27	$0.49
Earnings (Loss) Per Share—basic(1)	$0.09	$0.14	$0.90	$(1.49)
Weighted Average Shares Outstanding—basic	73,950,159	72,358,355	74,153,145	69,801,849
Net Investment Income Per Share—diluted(1)	$0.08	$0.10	$0.27	$0.49
Earnings (Loss) Per Share—diluted(1)	$0.09	$0.14	$0.83	$(1.49)
Weighted Average Shares Outstanding—diluted	90,943,896	89,352,092	91,146,882	86,795,585
(1)

Net investment income and per share amounts displayed above are net of the accrual for incentive fees on capital gains which is reflected on a hypothetical liquidation basis in accordance with GAAP for the three months and year ended December 31, 2021. Refer to Supplemental Information section below for further details and as adjusted figures that reflect that there were no incentive fees on capital gains realized and payable to the Advisor during such periods.

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation basis calculation at the end of each reporting period, as required by GAAP, which assumes that all unrealized capital appreciation and depreciation is realized as of the reporting date. It should be noted that Incentive Fees based on capital gains (if any) are not due and payable until the end of the annual measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. There can be no assurance that unrealized capital appreciation and depreciation will be realized in the future, or that any accrued capital gains Incentive Fee will become payable. Incentive Fee amounts on capital gains actually paid by the Company will specifically exclude consideration of unrealized capital appreciation, consistent with requirements under the Advisers Act and the Company’s investment management agreement. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP Basis:
Net Investment Income	$5,934,846	$7,308,265	$19,877,942	$34,223,487
Net Investment Income per share	0.08	0.10	0.27	0.49
Addback: GAAP incentive fee based on capital gains	252,617	—	1,544,569	—
Addback: GAAP incentive fee based on Income net of incentive fee waiver	170,002	—	170,002	—
Pre-Incentive Fee[1]:
Net Investment Income	$6,357,465	$7,308,265	$21,592,513	$34,223,487
Net Investment Income per share	0.09	0.10	0.29	0.49
Less: Incremental incentive fee based on Income net of incentive fee waiver	(170,002)	—	(170,002)	—
As Adjusted[2]:
Net Investment Income	$6,187,463	$7,308,265	$21,422,511	$34,223,487
Net Investment Income per share	0.08	0.10	0.29	0.49

Note: The NII amounts for the three months and year ended December 31, 2021 are net of incentive fees based on income and an incentive fee waiver in the amount of zero and $79,383, respectively. The NII amounts for the three months and year ended December 31, 2020 are net of incentive fees based on income and an incentive fee waiver in the amount of $1,278,947 and $6,304,333, respectively.

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive fees. Such fees have been accrued but are not due and payable at the reporting date.
[2]

As Adjusted: Amounts are adjusted to remove the GAAP accrual for incentive fee based on capital gains, and to include only the incremental incentive fee based on income. Adjusted amounts reflect the fact that no Incentive Fee on capital gains was realized and payable to the Advisor during the three months and years ended December 31, 2021 and 2020, respectively. Under the Company’s investment management agreement, incentive fee based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met. Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 2, 2022, identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.